                                                                 Exhibit 10.31.3

                        CONDITIONAL FORBEARANCE AGREEMENT

          THIS CONDITIONAL FORBEARANCE AGREEMENT ("Agreement"), dated as of April 1, 2003, is made by and between HEARTPORT, INC., a Delaware corporation ("Sublandlord"), and DELTAGEN, INC., a Delaware corporation ("Subtenant").

                                R E C I T A L S:

          A. Sublandlord and Subtenant entered into that certain Sublease Agreement dated July 10, 2001 (the "Sublease") pursuant to which Sublandlord leased to Subtenant, and Subtenant leased from Sublandlord, certain premises (the "Premises") located at 700 Bay Road, Redwood City, California. The Premises are more particularly described in the Sublease. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to said terms in the Sublease.

          B. Defaults and Events of Default have occurred and are continuing under the Sublease as a result of Subtenant's failure (i) to make certain payments of its Proportionate Share of Common Area Expenses, Real Property Taxes, insurance and other expenses charged to Sublandlord by Master Landlord under the Master Lease, and (ii) to make the Base Rent payment for March 2003. As a result of these defaults, Sublandlord may exercise any or all of the rights and remedies available under the Sublease and applicable law, as Sublandlord, in its sole and absolute discretion, may determine ("Sublandlord's Rights and Remedies").

          C. Sublandlord has applied $866,454.84 of the Security Deposit to reimburse Sublandlord for Subtenant's default described in Recital clause B(i) above and $374,542.01 to reimburse Sublandlord for Subtenant's default described in Recital clause B(ii) above. As a result of these applications, Sublandlord presently holds (i) a cash Security Deposit balance in the amount of $259,003.15 (the "Existing Cash Deposit") and a Letter of Credit Security Deposit in the amount of $500,000.00 (the "Existing Letter of Credit"). Demand has been made on Subtenant to restore the Security Deposit to the amounts required under the Sublease, but Subtenant has failed to do so. Such failure constitutes an additional Event of Default under the Sublease.

          D. Subtenant has requested that Sublandlord forbear from exercising Sublandlord's Rights and Remedies commencing on the date of this Agreement through and including May 30, 2009 (the "Forbearance Period"). Sublandlord has agreed to Subtenant's request subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Recitals. Each of the Recitals set forth above are incorporated into and made a part of this Agreement and are acknowledged by the parties to be true and correct.

          2. Outstanding Obligations Under the Sublease. As of the date hereof, there is now due and owing from Subtenant to Sublandlord under the Sublease (a) the sum of $1,240,996.85, constituting Subtenant's obligation to restore the Security Deposit following

Sublandlord's application of (i) $866,454.84 against past due Common Area Expenses and related charges and (ii) $374,542.01 against the March 2003 Base Rent, plus (b) attorneys fees and costs incurred by Sublandlord as a result of Subtenant's breach of the Sublease.

          3. Forbearance by Sublandlord. Subject to Section 4 below, so long as each and every one of the following conditions is timely satisfied and continues to be satisfied during the Forbearance Period, Sublandlord agrees to forbear during the Forbearance Period from exercising any of Sublandlord's Rights and
Remedies:

             (a) Subtenant shall pay to Sublandlord the monthly Base Rent, the Unpaid Base Rent, and the Unpaid Rent Shortfall (as such terms are defined in Section 5 below) as and when the same are due pursuant to Section 5 below.

             (b) Subtenant shall replenish and replace the Security Deposit, as follows:

                 (i)  On or before May 30, 2005, May 30, 2006 and May 30, 2007,
Subtenant shall deliver to Sublandlord a Letter of Credit in the LC Face Amount of $400,000 each (or amend the initial Letter of Credit provided on May 30, 2005 to reflect an LC Face Amount of $800,000 on May 30, 2006 and $1,200,000 on May 30, 2007). Each such Letter of Credit shall conform and be subject to the provisions of Section 4 of the Sublease, as amended by this Agreement.

                 (ii) On or before May 30, 2008 and May 30, 2009, Subtenant shall pay to Sublandlord an amount equal to $400,000 per payment (totaling $800,000 by May 30, 2009). Such payments shall constitute the cash portion of the Security Deposit under Section 4 of the Sublease. Subtenant hereby grants to Sublandlord a security interest in the Security Deposit held by Sublandlord. Such grant shall survive any termination or expiration of this Agreement.

             (c) Subtenant shall observe and perform each and every obligation on the part of Subtenant to be observed and performed under the Sublease, as such obligations may be conditionally modified by this Agreement, and no Event of Default (other than those specifically identified in Recitals B and C of this Agreement) shall occur under the Sublease, during the term of the Forbearance Period under this Agreement.

             (d) During the Forbearance Period, in the event that Subtenant is no longer required to file periodic reports and financial statements with the Securities and Exchange Commission, Subtenant shall deliver to Sublandlord, on or before the date(s) on which such filings would otherwise be due to the Securities and Exchange Commission if Subtenant were still required to file, its quarterly balance sheet and the related statements of operations, shareholders' equity and cash flows (collectively, the "Financial Statements"), and its annual Financial Statements. Such Financial Statements shall be audited to the extent that Subtenant otherwise obtains audited Financial Statements in the ordinary course of its business.

             (e) In the event that Subtenant elects to make any Alteration to the Sublease Premises either (i) without Master Landlord's consent or (ii) with Master Landlord's consent and Master Landlord either requires or reserves the right to require that Subtenant restore the Sublease Premises to its condition existing immediately prior to the making of such Alteration, then it shall be a reasonable condition to Sublandlord's providing its consent (in addition to any other reasonable conditions that Sublandlord may impose) that Subtenant provide to Sublandlord (or, at Sublandlord's election, to Master Landlord) a Letter of Credit in the amount reasonably estimated by Master Landlord to be necessary to restore the Sublease Premises to its condition existing immediately prior to the making of such Alteration. Such Letter of Credit shall serve as security for any obligation on the part of Subtenant to repair and restore the Sublease Premises to its prior condition as a result of such Alteration. Such Letter of Credit shall otherwise conform to the Letter of Credit requirements set forth in
Section 4(d) of the Sublease.

             4. Termination of Forbearance Period. Upon the occurrence of any one or more of the following events (individually, a "Termination Event"), this Agreement shall automatically terminate, without notice to any person or entity, Sublandlord shall no longer be required under this Agreement to forbear from exercising any of Sublandlord's Rights and Remedies, Sublandlord may immediately pursue any of Sublandlord's Rights and Remedies with respect to any breach or Event of Default now or hereafter existing, and Subtenant shall immediately pay to Sublandlord all Base Rent, additional rent and other sums then due and owing under the terms of the Sublease, without regard to the provisions of this Agreement, but reduced by the amount of Base Rent, additional rent and other payments received by Sublandlord under this Agreement:

                 (a) An Event of Default occurs under the terms of the Sublease, as conditionally modified by the terms of this Agreement, or a breach occurs by Subtenant under this Agreement;

                 (b) The total of Subtenant's cash and cash equivalents (investment securities and other items that can be converted to cash within 30 days, but excluding reserves and sinking funds) does not exceed $500,000 at each month end for each month prior to December 31, 2003 and $1,500,000 at each month end for months thereafter;

                 (c) An event of default or breach by Subtenant is declared under any credit agreement, lease, guaranty or any other obligation to which Subtenant is a party or by which it is bound where the liability to Subtenant as a result of such default or breach exceeds $750,000 and such default or breach is not cured within 30 days from the date on which the default or breach is declared;

                 (d) Any license, franchise, permit or other authorization necessary for the manufacture or sale of Subtenant's products (excluding products which are discontinued by Subtenant in the ordinary course of its business) is revoked, terminated or suspended as a result of a breach, act or omission by Subtenant and not reinstated or reissued within 45 days of such revocation, termination or suspension; provided, however, that any such license, franchise, permit or other authorization shall not be deemed to be revoked, terminated or suspended during the period that it remains in effect pursuant to an injunction obtained by Subtenant within such 45 day period. Sublandlord and Subtenant agree that Subtenant's license existing on the date of this Agreement in respect of technologies relating to the use of isogenic DNA and positive-negative selection is excluded from the scope of this subclause
(d); or

                 (e) Subtenant fails, on or before August 31, 2003, to receive net additional proceeds of $5,000,000 or more from one or more equity capital investments in Subtenant.

Subtenant shall give Sublandlord immediate written notice of the occurrence of any of the foregoing Termination Events, but the provision of such notice shall not be a condition to or otherwise affect the operation or effect of this
Section 4.

              5. Base Rent During Forbearance Period. Notwithstanding anything in the Sublease to the contrary, so long as each and every one of the conditions to forbearance set forth in Section 3 above is timely satisfied and continues to be satisfied during the Forbearance Period and no Termination Event has occurred:

                 (a) The monthly Base Rent payable per rentable square foot under the Sublease shall be as set forth in the following table.

       -------------------------------------------------------------------------
                   Monthly Period                                 Base Rent
                   --------------                             Per R.S.F. Per Mo.
                                                              ------------------

            04/01/03 through 06/30/03                            $2.1244

            07/01/03 through 06/30/04                            $2.1881

            07/01/04 through 06/30/05                            $2.2537

            07/01/05 through 06/30/06                            $2.3213

            07/01/06 through 06/30/07                            $2.3909

            07/01/07 through 06/30/08                            $2.4626

            07/01/08 through 06/30/09                            $2.5365

            07/01/09 through 07/14/10                            $2.6126
       -------------------------------------------------------------------------


                 (b) Notwithstanding Section 5(a) above, Sublandlord and Subtenant agree that for the period from July 1, 2003 through March 31, 2004, Subtenant shall be entitled to pay a portion of the monthly Base Rent that is otherwise due according to the schedule set forth in Section 5(a), in the amount of $251,000 per month. The excess of the monthly Base Rent over the partial payment of $251,000 per month is referred to herein as the "Unpaid Base Rent". On or before May 30, 2005, Subtenant shall pay to Sublandlord $194,485.89, constituting approximately one-half of the Unpaid Base Rent then due and the associated late fee. On or before May 30, 2006, Subtenant shall pay to Sublandlord $180,594.04, constituting the balance of the Unpaid Base Rent and the associated late fee.

                 (c) Notwithstanding anything to the contrary in the Sublease, Sublandlord and Subtenant agree that Sublandlord shall use the balance of the Security Deposit held by Sublandlord to compensate Sublandlord for the monthly Base Rent due under the Sublease for the months of April 2003, May 2003 and June 2003, as the same becomes due and payable. In the event that the Security Deposit is insufficient to satisfy fully Subtenant's obligations for Base Rent for the foregoing months, the unpaid balance (the "Unpaid Rent Shortfall") shall be paid by Subtenant to Sublandlord in two equal installments, with the first payment to be made on May 30, 2005 and the second payment to be made on May 30, 2006. Such payments shall be accompanied by a late fee in the amount of $48,711.47 on May 30, 2005 and $43,924.78 on May 30, 2006.

                 (d) Notwithstanding Section 5(a) above, in the event that Subtenant has filed against it one or more lawsuits (i) which is/are not based primarily on employment or breach of written contract related causes of action,
(ii) which claim individually or in the aggregate monetary damages in excess of the greater of (1) Subtenant's then cash balance or (2) $1,500,000, (iii) for which insurance proceeds available to Subtenant are insufficient to pay such damages in full, and (iv) which is/are not dismissed with prejudice within 60 days from the date of filing, then the monthly Base Rent shall revert to the monthly Base Rent amount set forth in the Sublease effective on the 61st day following the filing of such lawsuit (or, if more than one lawsuit is filed, following the filing of the first such lawsuit). The monthly Base Rent shall continue at the rates set forth in the Sublease (including any periodic adjustments set forth therein) for the balance of the Sublease term except as provided in the following sentence. In the event that the lawsuit(s) is/are resolved, by written settlement agreement or final, non-appealable judgment, and the terms of such resolution would not cause a Termination Event to occur (whether or not Subtenant has performed the terms of the resolution), then the monthly Base Rent during the pendency of the litigation shall be recomputed at the rates set forth in Section 5(a) above and any Base Rent paid by Subtenant to Sublandlord over and above the rates set forth in Section 5(a) for such period shall be credited, without interest, against the monthly Base Rent thereafter due and payable by Subtenant or, at Sublandlord's option, against any remaining balance due from Subtenant for the Security Deposit pursuant to Section 3(b)(ii) above.

              6. Amendment of Sublease upon Expiration of Forbearance Period. Unless this Agreement and the Forbearance Period is terminated earlier pursuant to Section 4 above, upon expiration of the Forbearance Period, the Forbearance Period shall automatically terminate and the Sublease shall be deemed to have been amended as follows effective as of the expiration of the Forbearance
Period:

                 (a) The monthly Base Rent per rentable square foot under the Sublease for periods from and after the expiration of the Forbearance Period shall be as set forth in the table set forth in Section 5(a) above, except as provided in Section 5(d) above;

                 (b) The cash portion of the Security Deposit shall be $800,000 and the Letter of Credit portion of the Security Deposit shall be $1,200,000.

                 (c) Section 4(e) of the Sublease shall be deleted in its entirety.

                 (d) The reference to "October 15" in the second line Section 3(b) of the Sublease shall be deemed a reference to "July 1".

                   (e) Except as set forth in this Section 6, all of the terms and provisions of the Sublease shall remain unmodified and in full force and effect.

               7. Condition Precedent. Notwithstanding anything in this Agreement to the contrary, it is an express condition precedent to the effectiveness of this Agreement and the parties' respective obligations hereunder that Subtenant shall have irrevocably received, on or before April 2, 2003, proceeds from a bridge loan financing in an amount not less than $4,000,000. If such proceeds are not received by such date, then this Agreement shall be null and void ab initio.

               8. Waivers. No waiver of any provision of this Agreement or of any breach by a party under this Agreement shall be effective unless such waiver is expressly set forth in a writing signed by the party against whom enforcement of the waiver is sought. Such waiver shall be operative only for the time and to the extent therein stated. The waiver by either party hereto of any provision of this Agreement or of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other provision or of any other or subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent or other payments due hereunder by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any term, covenant or condition of this Agreement, other than the failure of Subtenant to pay the particular rent or other payment so accepted, regardless of Sublandlord's knowledge of such preceding breach at the time of acceptance. No acceptance of a lesser amount than the rent or other payments herein stipulated shall be deemed a waiver of Sublandlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction. Sublandlord may accept such check or payment without prejudice to Sublandlord's right to recover the full amount due.

               9. Attorneys' Fees. In the event of any litigation between any of the parties hereto arising out of the obligations of such party or parties under this Agreement, the losing party shall pay the prevailing party's costs and expenses of such litigation, including without limitation reasonable attorneys' fees.

               10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

               11. Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. A facsimile signature of a party shall be effective as an original. Any party who executes this Agreement by facsimile signature shall cause the original signed counterpart to be delivered to the other party via overnight delivery.

               12. Interpretation. The parties hereto have been represented by counsel in the preparation and negotiation of this Agreement. Accordingly, this Agreement shall be construed according to its fair language and any ambiguities shall not be resolved against the drafting party.

               13. Further Assurances. The parties hereto agree to execute any document, agreement, instrument or financing statement or take such further actions as may be reasonably required by any other party hereto in order to effectuate the terms of this Agreement.

               14. Miscellaneous. The title(s) of this Agreement and the subject headings or captions to any paragraphs or provisions hereof are for reference only and are not a part of this Agreement. Any references to the singular shall include the plural (and vice versa) and any references to the male gender shall include the female gender (and vice versa).

               15. Severability. If any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed modified to the minimum extent necessary to render it valid and enforceable, and if not susceptible to such modification, such provision shall be stricken from this Agreement. In no event shall any such provision affect, impair or invalidate any other provision of this Agreement, and such other provisions shall remain in full force and effect.

               16. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties regarding the matters covered hereby, and supersedes all prior discussions, negotiations, memoranda and understandings concerning the same. This Agreement may not be supplemented, modified, or amended except by an agreement in writing signed by the parties hereto or their respective successors in interest.

               17. Assignment Prohibited. This Agreement has been entered into by Sublandlord as an accommodation to Subtenant in reliance on representations and warranties by Subtenant concerning its financial condition. As such, this Agreement is for the sole, personal benefit of Subtenant and may not be assigned or transferred by Subtenant, either directly, indirectly, by operation of law or otherwise (herein, a "Transfer"), without the express, prior written consent of Sublandlord, which consent Sublandlord may grant or withhold in its sole and absolute discretion. Any Transfer or attempted Transfer by Subtenant shall be void, shall confer no rights upon any third person and shall, at the option of Sublandlord, constitute a Termination Event. If any Transfer is now or hereafter required to be permitted by law notwithstanding the foregoing restriction, or if Sublandlord shall, in its discretion, consent to a particular Transfer, such event shall not constitute consent to any subsequent Transfer, nor shall such Transfer release Subtenant from the full performance by Subtenant of all provisions, conditions and covenants of this Agreement.

               18. Notices. Any notices required or permitted to be given under this Agreement shall be given in accordance with the notice provisions set forth in the Sublease.

                         [Signature Page is Next Page.]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

"SUBLANDLORD":                               HEARTPORT, INC.,
                                             a Delaware corporation

                                             By:    ____________________________
                                             Name:  ____________________________
                                             Title: ____________________________

"SUBTENANT":                                 DELTAGEN, INC.,
                                             a Delaware corporation

                                             By:    ____________________________
                                             Name:  Richard H. Hawkins
                                             Title: Chief Financial Officer